Exhibit 23J

CONSENT OF INDEPENDENT AUDITORS

Seligman High Income Fund Series (comprising the Seligman High-Yield Bond Series and the Seligman U.S. Government Securities Series):

We consent to the use in Post-Effective Amendment No. 31 to Registration Statement No. 2-93076 on Form N-1A of our reports dated February 15, 2002, appearing in the December 31, 2001 Annual Reports to Shareholders, which are incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are part of such Registration Statement, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
April 24, 2002